FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE         CERTIFICATE OF AMENDMENT
   STATE OF NEVADA                         OF THE
                                  ARTICLES OF INCORPORATION
    JUN 29 1993                              OF
      1776-68                  WILLARD PEASE OIL & GAS COMPANY

     Willard Pease Oil & Gas Company, a Nevada corporation ("Corporation") , by-its President and Secretary does hereby certify, pursuant to the provisions of
Section 78-385 of the Nevada General Corporation Law;

     1. The directors of the Corporation at a meeting held by consent and without an actual meeting effective May 21, 1993, and the stockholders of the Corporation at the Annual Meeting of Stockholders duly held on June 25, 1993, adopted the following resolutions to amend Article IV to the Corporation's Articles of Incorporation:

          RESOLVED,   that   Article  IV  of  the   Corporation's   Articles  of
     Incorporation shall be amended to authorize a class of Preferred Stock so that after such amendment ARTICLE TV shall read as follows:

               ARTICLE IV: The aggregate number of shares which the Corporation shall have authority to issue is 12,000,000, of which 10,000,000 shall be common stock, $0.10 par value ("Common Stock") and 2,000,000 shall be preferred stock, $0.01 par value ("Preferred Stock"). Each share of Common Stock and Preferred Stock of the Corporation shall be nonassessable. The stockholders shall not possess cumulative voting rights. The designations, preferences, limitations and relative rights of shares of each class are as follows:

               1. Common stock. The rights of holders of Common Stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the
          Corporation shall be subject to the preferences, limitations and relative rights of the holders of Preferred Stock. The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them of record at the time for determining the holders thereof entitled to vote.

               2. Preferred Stock. The Corporation may issue the Preferred Stock from time to time in one or more series with


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          such distinctive designations,  rights, preferences and limitations as the Board of Directors shall determine. The Board of Directors hereby is expressly vested with the authority to fix and determine the relative rights and preferences of each such series of Preferred Stock to the fullest extent permitted by these Articles of Incorporation and the General Corporation Law of Nevada in respect to the following:

                    (a) The rate of dividend,  the time of payment of dividends, when the dividends are cumulative, and the date from which any dividends shall accrue;

                    (b)  Whether   shares  may  be  redeemed  and,  if  so,  the
               redemption price and the terms and conditions of redemption;

                    (c) The  amount  payable  upon  shares  in event  of  either voluntary or involuntary liquidation;

                    (d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

                    (e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

                    (f) Voting powers, if any.

               Notwithstanding the fixing of the number of shares constituting the particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the number of shares constituting such series.

               The Board of Directors expressly is authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock, but in all other respects the shares of each series shall be of equal rank with each other, regardless of series. All Preferred Stock in any one series shall be identical in all respects.

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

     2. The number of shares of the Corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 896,986 shares of $0.10 par value common stock. The amendment to Article IV was approved by the vote of stockholders holding a majority of the outstanding shares of the Corporation's common stock that were entitled to be voted thereon.

     3. Prior to the adoption of this Amendment, the Corporation had only one class of voting stock outstanding, the $0.10 par value common stock.

     IN WITNESS WHEREOF, the Corporation has cuased this Certificate to be signed by its President and its Secretary on June 24, 1993.

                                        WILLARD PEASE OIL & GAS COMPANY


                                        By: /s/ Willard Hl Pease, Jr.
                                           -------------------------------------
                                           Willard H. Pease, Jr.,
                                           President

ATTEST:

/s/ Lily Roeland
- ------------------------------------
Lily Roeland, Secretary


STATE OF COLORADO )
                  ) ss.
COUNTY OF MESA    )

     On this 24th dayof June, 1993, before me, a Notary Public, personally appeared Willard H. Pease, Jr., and Lily Roeland, who acknowledged that they are the President and Secretary, respectively, of Willard Pease Oil & Gas Company and that they have executed the above instrument in such capacities on behalf of Willard Pease Oil & Gas Company.

     WITNESS my hand and official.

     My commission expires: June 1, 1995

                                        /s/ J. Newton Burkhalter
                                        --------------------------------
                                        Notary Public

S E A L

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